MELLON INSTITUTIONAL FUNDS INVESTMENT TRUST


                           Certificate of Name Change
                           --------------------------

         The undersigned, being the Vice President and Secretary of Mellon Institutional Funds Investment Trust (the "Trust"), a Massachusetts business trust, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Section 9.3 of the Declaration of Trust, dated August 13, 1986, as amended (as so amended, the "Declaration of Trust"), and by the affirmative vote of all of the Trustees at a meeting held on June 24, 2005, the Declaration of Trust and all Establishments and Designations of Series thereunder are hereby amended as set forth below:

     1.   The  name  of  the  series   designated   "The  Boston  Company  Small
          Capitalization Equity Fund" is hereby changed to "The Boston Company Small/Mid Cap Growth Fund".

     2. That said Amendment to the Declaration of Trust shall be effective on September 1, 2005.

         The Trustees further direct that, upon the execution of this Certificate of Name Change, the Trust shall take all necessary action to file a copy of this Certificate of Name Change at any place required by law or by the Declaration of Trust.

         IN WITNESS WHEREOF, the undersigned has executed this certificate as of the 29th day of June, 2005.

                        MELLON INSTITUTIONAL FUNDS INVESTMENT TRUST


                                     By:      /s/ Barbara A. McCann
                                              ---------------------
                                     Name:    Barbara A. McCann
                                     Its:     Vice President and Secretary